Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-123869 of Tut Systems, Inc. of our report dated March 11, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the ability of Copper Mountain Networks, Inc. to continue as a going concern) relating to the financial statements and financial statement schedule of Copper Mountain Networks, Inc. appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/    DELOITTE & TOUCHE LLP

San Diego, California

April 25, 2005